Exhibit 21.1

SUBSIDIARIES OF REGISTRANT AT DECEMBER 31, 2004


The companies listed below are directly or indirectly owned 100% by GSE Systems, Inc. and are included in its consolidated financial statements.

o MSHI, Inc., GSE Power Systems AB, GSE Process Solutions, Inc., GSE Erudite Software, Inc. and GSE Engineering Systems (Beijing) Company Ltd. are wholly owned subsidiaries of GSE Systems, Inc.

o GP International Engineering & Simulation, Inc. and GSE Services Company LLC. are wholly owned subsidiaries of GSE Power Systems, Inc. which is a wholly owned subsidiary of MSHI, Inc.

o GSE Process Solution BV is a wholly owned subsidiary of GSE Process Solutions,Inc.

o J.L. Ryan, Inc., acquired by GSE Power Systems, Inc. in December 1997, has been merged with and into GSE Power Systems, Inc. as of February 1998, with GSE Power Systems, Inc. being the surviving corporation.

Name                                     Place of Incorporation or Organization

MSHI, Inc.                                 State of Virginia
GSE Power Systems AB                       Sweden
GSE Erudite Software, Inc.                 State of Delaware
GP International Engineering
 & Simulation, Inc.                        State of Delaware
GSE Services Company LLC.                  State of Delaware
GSE Power Systems, Inc.                    State of Delaware
GSE Engineering Systems
 (Beijing) Company, Ltd                    Peoples Republic of China
GSE Process Solutions, Inc.                State of Delaware
GSE Process Solutions BV                   Netherlands